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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-84134

PROSPECTUS SUPPLEMENT

         $500,000,000
INVITROGEN CORPORATION
2 1/4% Convertible Subordinated Notes due 2006
5,807,000 Shares of Common Stock Issuable on Conversion of the Notes

        This prospectus supplement ("Prospectus Supplement") supplements our Prospectus dated March 11, 2002 (the "Prospectus"), and relates to our 2 1/4% Convertible Subordinated Notes due 2006, which are held by certain security holders who may offer for sale the notes and shares of our common stock into which the notes are convertible at any time, at market prices prevailing at the time of sale or at privately negotiated prices. The selling security holders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from this offering.

        This Prospectus Supplement should be read in conjunction with the Prospectus and this Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus Supplement is April 23, 2002.

Selling Security Holders

        We issued, and the initial purchasers sold, the notes offered by this Prospectus in a transaction exempt from the registration requirements of the Securities Act to persons whom the initial purchasers reasonably believed to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). The selling security holders (which term includes the initial purchasers' transferees, pledges, donees or their successors) may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock issued upon conversion of the notes.

        The selling security holders table, as set forth in the Prospectus, is hereby amended (as amended, the "Amended Table") by the addition or revisions set forth in the Amended Table below, including changes in the selling security holders and in the selling security holders' principal amounts of notes. The Amended Table sets forth information, as of April 23, 2002, with respect to the selling security holders and the respective principal amounts of notes beneficially owned by each selling security holder that may be offered pursuant to this Prospectus. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. We have included information in this Prospectus regarding the selling security holders based solely upon information that the selling security holders have provided to us in writing pursuant to a registration rights agreement dated December 11, 2001. Because the selling security holders may offer all or some portion of the notes or the common stock issuable upon conversion of the convertible notes pursuant to this Prospectus, we cannot estimate the amount of the notes or the common stock issuable upon conversion of the notes that the selling security holders will hold upon termination of any such sales. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information regarding their notes.

	Principal Amount of Notes Beneficially Owned and Offered Hereby(1)	Number of Shares of Common Stock
Name of Selling Security Holder		Beneficially Owned(1)(2)	Offered Hereby(1)	Owned After the Offering
1976 Distribution Trust FBO A.R. Lauder / Zinterhofer	11,000	127	127	0
1976 Distribution Trust FBO Jane A. Lauder	22,000	255	255	0
2000 Revocable Trust FBO A.R. Lauder / Zinterhofer	11,000	127	127	0
Advent Convertible Master Cayman L.P.	7,440,000	86,411	86,411	0
Allentown City Firefighters Pension Plan	39,000	452	452	0
Allentown City Officers & Employees Pension Fund	14,000	162	162	0
Allentown City Police Pension Plan	73,000	847	847	0
Alexandra Global Investment Fund 1, LTD	4,000,000	46,457	46,457	0
Alpha U.S. Sub Fund VIII, LLC	950,000	11,033	11,033	0
American Motorist Insurance Company	853,000	9,907	9,907	0
Arapahoe County Colorado	83,000	963	963	0
BBT Fund, L.P.	11,000,000	127,758	127,758	0
British Virgin Islands Social Security Board	119,000	1,382	1,382	0
City of New Orleans	343,000	3,983	3,983	0
City University of New York	206,000	2,392	2,392	0
Clinton Multistrategy Master Fund, Ltd.	7,500,000	55,1686	55,168	0
Clinton Riverside Convertible Portfolio Limited	7,500,000	55,168	55,168	0
Credit Suisse First Boston Corporation	10,082,000	117,096	117,096	0
Deephaven Domestic Convertible Trading LTD.	25,200,000	292,686	262,682	0
Franklin FIST Convertible Securities Fund	5,000,000	58,072	58,072	0
Grady Hospital Foundation	180,000	2,090	2,090	0
HFR CA Select Fund	300,000	3,484	3,484	0

HFR Convertible Arbitrage Account	437,000	5,075	5,075	0
Independence Blue Cross	350,000	4,065	4,065	0
Jefferies & Company, Inc.	2,000,000	23,228	23,228	0
KBC Financial Products USA	3,250,000	37,746	37,746	0
Lyxor	590,000	6,852	6,852	0
Minnesota Power and Light	253,000	2,938	2,938	0
Municipal Employees	306,000	3,554	3,554	0
New Orleans Firefighters Pension / Relief Fund	186,000	2,160	2,160	0
Occidental Petroleum Corporation	351,000	4,076	4,076	0
Policeman and Fireman Retirement System of the City of Detroit	847,000	9,837	9,837	0
Pro-mutual	1,015,000	11,788	11,788	0
San Diego County Employees Retirement Association	1,500,000	17,421	17,421	0
Shell Pension Trust	537,000	6,236	6,236	0
Susquehanna Capital Group	2,500,000	29,036	29,036	0
The Grable Foundation	160,000	1,858	1,858	0
The State of Maryland Retirement Agency	4,336,000	50,360	50,360	0
Trustmark Insurance Company	468,000	5,435	5,435	0
Zazove Hedged Convertible Fund L.P.	2,700,000	31,358	31,358	0
Zazove Income Fund L.P.	1,800,000	20,905	20,905	0

(1)
Information concerning the selling security holders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock issuable upon conversion of the notes offered hereby may increase or decrease.

(2)
Assumes a conversion price of $86.10 per share, and a cash payment in lieu of any fractional share interest.

        Information concerning other selling security holders will be set forth in Prospectus supplements from time to time, if required. The above table assumes that any other holders of notes or any future transferee from any such holder does not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

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Selling Security Holders